PRELIMINARY COPIES

                                   PROXY

                       WANDERLUST INTERACTIVE, INC.
                           5301 Beethoven Street
                       Los Angeles, California 90066

     This Proxy is solicited on behalf of the Board of Directors.

     The undersigned, revoking all proxies, hereby appoints Catherine Winchester and Jay Smith III and each of them, proxies with power of substitution to each, for and in the name of the undersigned to vote all shares of Common Stock of Wanderlust Interactive, Inc. (the "Company") which the undersigned would be entitled to vote if present at the Annual Meeting of Shareholders of the Company to be held on January 14, 1998, at 10:00 A.M. at the offices of the Company, 5301 Beethoven Street, Los Angeles, California, and any adjournments thereof, upon the matters set forth in the Notice of Annual Meeting.

     The undersigned acknowledges receipt of the Notice of Annual
Meeting, Proxy Statement and the Company's 1997 Annual Report.

     1.  ELECTION OF DIRECTORS

     FOR all nominees listed             WITHHOLD Authority to
     below (except as marked             vote for all nominees
     to the contrary below)              listed below

(INSTRUCTION: To withhold authority to vote for an individual nominee, strike a line through such nominee's name in the list below.)

       JAY SMITH III, CATHERINE WINCHESTER and THOMAS A. SCHULTZ


     2.  APPROVAL TO CHANGE THE COMPANY'S NAME TO ADRENALIN
INTERACTIVE, INC.:

     FOR               AGAINST                WITHHOLD

     3.  APPROVAL OF AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF
INCORPORATION TO INCREASE THE AUTHORIZED NUMBER OF SHARES OF
COMMON STOCK TO 20,000,000:

     FOR               AGAINST                WITHHOLD

     4.  IN THEIR DISCRETION, ON SUCH OTHER MATTERS AS MAY
PROPERLY COME BEFORE THE MEETING.

     FOR               AGAINST                WITHHOLD

     PLEASE SIGN ON THE NEXT PAGE AND RETURN THIS PROXY
     PROMPTLY IN THE ENCLOSED ENVELOPE.

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS and when properly executed will be voted as directed herein. If no direction is given, this Proxy will be voted FOR proposals 1, 2, 3 and 4.


DATED:                  , 1997



(Signature)



(Signature, if held jointly)


Where stock is registered in the
names of two or more persons ALL
should sign.  Signature(s) should
correspond exactly with the name(s)
as shown above.  Please sign, date
and return promptly in the enclosed
envelope.  No postage need be affixed
if mailed in the United States.

                            PRELIMINARY COPIES

                       WANDERLUST INTERACTIVE, INC.
                         (a Delaware Corporation)


                       Notice of 1998 Annual Meeting
                        of Shareholders to be held
                     at 10:00 A.M. on January 14, 1998


To the Shareholders of
WANDERLUST INTERACTIVE, INC.

     NOTICE IS HEREBY GIVEN that the 1998 Annual Meeting of Shareholders (the "Meeting") of WANDERLUST INTERACTIVE, INC. (the "Company") will be held on January 14, 1998 at 10:00 A.M. at the offices of the Company, 5301 Beethoven Street, Los Angeles, California, to consider and vote on the following matters described under the corresponding numbers in the attached Proxy
Statement:

     1.   Election of three directors;

     2.   Approval to change the Company's name to Adrenalin
          Interactive, Inc.;

     3. Approval of an amendment to the Company's Certificate of Incorporation to increase the authorized number of shares of Common Stock to 20,000,000; and

     4. Such other matters as may properly come before the Meeting.

     The Board of Directors has fixed November 18, 1997, at the close of business, as the record date for the determination of shareholders entitled to vote at the Meeting, and only holders of shares of Common Stock of the Company of record at the close of business on that day will be entitled to vote. The stock transfer books of the Company will not be closed.

     A complete list of shareholders entitled to vote at the Meeting shall be available for examination by any shareholder, for any purpose germane to the Meeting, during ordinary business hours from December 12, 1997 until the Meeting at the offices of the Company. The list will also be available at the Meeting.

     Whether or not you expect to be present at the Meeting, please fill in, date, sign, and return the enclosed Proxy, which is solicited by management. The Proxy is revocable and will not affect your vote in person in the event you attend the Meeting.


                    By Order of the Board of Directors,


                    Jay Smith III, Secretary

Date:  December 1, 1997

Request for additional copies of proxy material and the Company's Annual Report for its fiscal year ended June 30, 1997 should be addressed to Shareholder Relations, 5301 Beethoven Street, Los Angeles, California 90066. This material will be furnished without charge to any shareholder requesting it.

                            PRELIMINARY COPIES

                       WANDERLUST INTERACTIVE, INC.

                           5301 Beethoven Street
                       Los Angeles, California 90066

                              Proxy Statement

     The enclosed proxy is solicited by the management of Wanderlust Interactive, Inc. (the "Company") in connection with the 1998 Annual Meeting of Shareholders (the "Meeting") to be held on January 14, 1998 at 10:00 A.M. at the Company, 5301 Beethoven Street, Los Angeles, California and any adjournment thereof. The Board of Directors has set November 18, 1997 as the record date for the determination of shareholders entitled to vote at the Meeting. A shareholder executing and returning a proxy has the power to revoke it at any time before it is exercised by filing a later proxy with, or other communication to, the Secretary of the Company or by attending the Meeting and voting in person.

     The proxy will be voted in accordance with your directions as to:

     (1) The election of the persons listed herein as directors of the Company;

     (2)  Approval to change the Company's name to Adrenalin
Interactive, Inc.;

     (3) Approval of an amendment to the Company's Certificate of Incorporation to increase the authorized number of shares of Common Stock to 20,000,000; and

     (4) Such other matters as may properly come before the Meeting.

     In the absence of direction, the proxy will be voted in favor of management's proposals.

     The entire cost of soliciting proxies will be borne by the Company. The costs of solicitation, which represent an amount believed to be normally expended for a solicitation relating to an uncontested election of directors, will include the costs of supplying necessary additional copies of the solicitation materials and the Company's Annual Report to Shareholders for its fiscal year ended June 30, 1997 ("Fiscal 1997")(the "Annual Report") to beneficial owners of shares held of record by brokers, dealers, banks, trustees, and their nominees, including the reasonable expenses of such record holders for completing the mailing of such materials and Annual Reports to such beneficial owners.

     Only shareholders of record of the Company's 5,472,891 shares of Common Stock (the "Common Stock") outstanding at the close of business on November 18, 1997 will be entitled to vote. Each share of Common Stock is entitled to one vote. Holders of a majority of the outstanding shares of Common Stock must be represented in person or by proxy in order to achieve a quorum. The proxy statement, the attached notice of meeting, the enclosed form of proxy and the Annual Report are being mailed to shareholders on or about December 1, 1997.


                         1.  ELECTION OF DIRECTORS

     Three directors are to be elected by a majority of the votes cast at the Meeting, each to hold office until the next Annual Meeting of Shareholders and until his respective successor is elected and qualifies. The persons named in the accompanying proxy have advised management that it is their intention to vote for the election of the following nominees as directors unless authority is withheld:

                Jay Smith III
                Catherine Winchester
                Thomas A. Schultz

     Management has no reason to believe that any nominee will be unable to serve. In the event that any nominee becomes unavailable, the proxies may be voted for the election of such person or persons who may be designated by the Board of Directors.

     The following table sets forth certain information as to the persons nominated for election as directors of the Company at the Meeting, all of whom are presently directors of the Company:

                              Position
                              with the       Director
Name                     Age  Company          Since

Jay Smith III            58   Chief          February 1997
                              Executive and
                              Financial
                              Officer,
                              Secretary
                              and Director

Catherine Winchester     34   Director       August 1994

Thomas A. Schultz        46   None           October 1997


     Jay Smith III. Mr. Smith has been a director of the Company since February 1997. In May 1997 and September 1997, Mr. Smith was appointed Chief Executive and Financial Officer and Secretary of the Company, respectively. Founder, owner and President of Smith Engineering, Western Technologies Inc. and Adrenalin Entertainment, Mr. Smith has over thirty years' experience in engineering, invention and research and development in the electronic toy and game industry and mechanical and electronic consumer products. Former affiliations include being a founding partner of California R&D Center, VP of Engineering of Innova, Inc., a toy and doll designer for Mattel Toys, and a member of the Space Program Technical staff at TRW, Inc. Mr. Smith holds a BS Degree in Engineering Mechanics from Virginia Technology and an MS Degree in Applied Mechanics with California Technology.

     Catherine Winchester. Ms. Winchester, a co-founder of the Company, has been a director since August 1994. Ms. Winchester was formerly President and Chief Executive Officer of the Company until May 1997. In 1989, Ms. Winchester formed InterOptica Publishing Limited ("InterOptica"), a developer of interactive multimedia software CD-ROM titles. Ms. Winchester served as chief executive and worked at InterOptica until December 1993, overseeing various aspects of InterOptica, including product development, sales, marketing finance and administration. From December 1993 until May 1994, Ms. Winchester was the President of Take-2 Interactive Software Inc., the successor to InterOptica. Ms. Winchester graduated from Barnard College, Columbia University, in 1984.

     Thomas A. Schultz. Mr. Schultz became a director in October 1997. Mr. Schultz, a consultant to the Company, has been the President and Chief Executive Officer of Vista Technologies, Inc., a public surgical center since February 1996. Mr. Schultz was a founder and the Chairman/Chief Executive Officer of Crystallume Inc. from February 1986 to January 1996. Mr. Schultz received his M.B.A. with distinction from Harvard Business School and his B.E.S. (summa cum laude) from Johns Hopkins University.

     Mr. Smith and Ms. Winchester may be deemed to be promoters of the Company as such term is defined in the rules and regulations promulgated under the Securities Act.

     Directors serve until the next annual meeting of stockholders and until their respective successors are elected and qualify.

     During the fiscal year ended June 30, 1997 ("Fiscal 1997"), the Board of Directors met on six occasions and acted five times by unanimous consent.

OTHER EXECUTIVE OFFICERS


                         Position         Position
                         with the         Held
Name           Age       Company          Since

Michael        46        President of     February
  Cartabiano             R&D for          1997
                         Adrenalin Toys

Mark Miller    34        Executive        July
                         Producer         1997


     Michael Cartabiano. Mike Cartabiano's association with the Company began in 1994 as Vice President and in February 1997, became the President of R&D for the Toy and Game Group. Mr. Cartabiano has over 23 years of experience in the consumer products industry having previously held the position of Vice President of Design for Mattel Toys in El Segundo, CA from 1987 to 1993. Mr. Cartabiano has held R&D management positions at Tonka Toys in Minnetonka, MN; Milton Bradley Games in East Longmeadow, MA; and at Hasbro Products in Pawtucket, RI. Mr. Cartabiano earned his Bachelor of Science degree from the University of Bridgeport in Connecticut in 1973.

     Mark Miller. Mark Miller began with the Company in July 1993, starting as a programmer for Sega NES, PC, Interactive TV Applications and Win95 games. In October 1995, Mr. Miller became producer for the development of the bowling game "Ten Pin Alley" in Sony PlayStation, Sega Saturn and PC CD-ROM. Recently, he was promoted to executive producer, overseeing the development of all entertainment software on various consumer platforms. He previously worked with Showscan, from 1991 to 1993, a company founded by legendary special effects wizard, Douglas Trumbull, as lead software developer. Mr. Miller holds a BSEE degree from Washington University.


COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES
EXCHANGE ACT OF 1934.

     During Fiscal 1997, the Company believes all of its officers and directors timely filed all required reports under Section 16 of the Securities Exchange Act of 1934.

EXECUTIVE COMPENSATION

     The following table sets forth information relating to the cash compensation received during the Company's last three fiscal years by the Company's executive officers:

                        SUMMARY COMPENSATION TABLE

Name and                           Annual Com-    Other Annual
Principal                Fiscal    pensation-     Compensation/
Position                 Year      Salary ($)     Bonus ($)

Jay Smith III,           1997        57,775(1)      42,159(2)
Chief Executive &
Financial Officer &
Secretary

Catherine Winchester,    1997       150,000         25,000
Former Chief Executive   1996        92,639         25,000
Officer                  1995        49,452         31,359(3)

__________________

(1)  Reflects salary from February 1997 to June 30, 1997.

(2) Reflects amount earned pursuant to a license agreement entered into January 1997 between Western and Mr. Smith (See
     "Certain Transactions").

(3)  Includes $6,359 as the value of 10,003 shares of Common
     Stock distributed as a bonus during Fiscal 1995.

Employment, Consulting and Settlement Agreements

     Mr. Smith entered into a three-year employment agreement (the "Agreement") with Western Technologies, Inc. ("Western"), a wholly-owned subsidiary of the Company effective on February 4, 1997. The Agreement provides that he will serve as President of Western and receive for his services a base salary of $150,000 per year, plus annual cost of living increases. The Agreement provides that Mr. Smith will devote substantially all of his business time, attention and energy to Western and be subject to a one year covenant not to directly compete with Western after his relationship with Western ends. Pursuant to the Agreement, Mr. Smith is also entitled to bonuses as the Company's Board of Directors may from time to time determine. Mr. Smith is also entitled to participate in all group health and insurance programs and other fringe benefit or retirement plans available to executive and other employees of the Company.

     Mr. Smith also entered into a settlement agreement in July, 1997, with Western and the Company (the "Settlement Agreement") whereby the Company agreed to make to Mr. Smith a non-recourse loan of up to $100,000 for up to three years at 6% interest per annum solely to allow Mr. Smith to purchase up to $100,000 worth of shares of Common Stock offered by the Company in the first private offering of securities after July 1997 in which shares are issued. The Settlement Agreement also provides for the cancellation of Mr. Smith's entitlement to receive up to 600,000 additional shares of Common Stock of the Company upon the happening of certain events pursuant to the acquisition agreement dated as of December 30, 1996 among Mr. Smith, Western and the Company (the "Parties"). In addition, the Parties entered into general releases between Mr. Smith and Western, on the one hand, and the Company, on the other.

     Ms. Winchester entered into a settlement agreement (the "Settlement") with the Company, effective on June 30, 1997. The Settlement provides for the cancellation of Ms. Winchester's employment agreement with the Company dated as of November 7, 1995 and the cancellation of her stock option agreement to purchase 200,000 shares of Common Stock dated January 20, 1997. Pursuant to the Settlement, the Company agreed to retain Ms. Winchester as a consultant for a period of one year and agreed to issue 50,000 shares of Common Stock to Ms. Winchester. The Settlement also provides for the mutual general releases of the Company and Ms. Winchester. Ms. Winchester also agreed to a covenant not to compete with the Company for a period not exceeding six months after the termination of her consultancy with the Company.

     Ms. Winchester entered into a consulting agreement (the "Consulting Agreement") with the Company, effective on July 1, 1997. The Consulting Agreement provides that Ms. Winchester shall make herself available for up to 20 hours per month for a period of one year and shall be paid a fee of $5,000 per month. Pursuant to the Consulting Agreement, Ms. Winchester is also obligated not to disclose any confidential information of the Company, not to acquire as her own, any program, discovery, process or invention she makes or develops during her engagement by the Company, and not to compete with the Company for a period of six months following the termination of her consultancy with the Company.

STOCK OPTION PLANS

     The Company currently has two stock option plans. The 1995 Stock Option Plan was adopted by the Company's Board of Directors and stockholders in September 1994 (the "1995 Plan"). The 1995 Plan was amended in September 1995 to increase the number of shares for which options could be granted to 360,000. The Company's stockholders approved the 1995 Plan, as amended, in September 1995. The 1996 Stock Option Plan was adopted by the Board of Directors on July 25, 1996 and was approved by the shareholders of the Company on February 18, 1997 (the "1996 Plan") (the 1995 Plan and the 1996 Plan are collectively referred to as the "Plans") pursuant to which options to purchase up to an aggregate of 360,000 shares of Common Stock may be granted. No options may be issued under the 1995 Plan and the 1996 Plan after April 1, 2004 and July 25, 2006, respectively. The Plans provide that options may be granted to employees, consultants or directors. Options granted under the Plans may be incentive or non-qualified options, or both, as such terms are defined in the Internal Revenue Code of 1986, as amended. All directors and advisors to the Company's Board of Directors who are not employees of the Company shall automatically receive a grant of 10,000 non-qualified options upon election or appointment to the Board, provided that the director is elected or appointed subsequent to the date the Plans were approved by the Company's
stockholders (September 13, 1995 and February 18, 1997).    The
Plans are administered by the Board, which has the authority to determine the person to whom options may be granted, the number of shares of Common Stock to be covered by each option, the time or times at which the options may be granted or exercised and for the most part, the terms and provisions of the options. The exercise price of options granted under the Plans may not be less than the fair market value of the shares of Common Stock on the date of grant (110% of the fair market value if granted to a person owning in excess of ten percent of the Company's securities).

     On May 20, 1997, the Board adopted an Option Exchange Program pursuant to which certain employees and consultants were given the one-time option to amend their options so that, as amended, the revised options would be for 90% of the previous number of shares covered by the options, exercisable at $.625 per share, the market price on the date the Option Exchange Program was approved. Mr. Smith was given the right and did participate in the Option Exchange Program.

               AGGREGATED OPTION EXERCISES IN LAST FISCAL
               YEAR AND FISCAL YEAR-END (FYE) OPTION VALUES

                              Number of
                              Securities
                              Underlying     Value of
                              Unexercised    Unexercised
                              Options        In-the-Money
          Shares Ac-          At FYE         Options At FYE
          quired On Value     Exercisable/   ($) Exercisable/
Name      Exercise  Realized  Unexercisable  Unexercisable (1)

Jay Smith,   -          -     10,000/22,500     150/338
  III

__________________

(1)  Represents fair market value of Common Stock at June 30,
1997 of $.64 as reported by NASDAQ, less the exercise price.





COMPENSATION OF DIRECTORS

     Directors are no longer compensated for the time spent on Company matters, including attendance at directors' and other meetings. During Fiscal 1997, Mr. Melnick and Mr. Kalin, both former directors, each received $6,000. In addition, Kalin & Banner, a law firm in which Mr. Kalin is a partner, received approximately $125,000 in fees and reimbursement of expenses.


SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT

     The following table sets forth as of October 20, 1997, the number of shares of Common Stock held of record or beneficially
(i) by each person who held of record, or was known by the Company to own beneficially, more than five percent of the outstanding shares of the Common Stock, (ii) by each director and (iii) by all officers and directors as a group:

                                             Percent of
Names and Address        Number of           Outstanding Shares
of Beneficial Owner      Shares Owned (1)    of Common Stock

Jay Smith III            742,462(2)               13.5%
5301 Beethoven St.
Los Angeles, CA 90066

Catherine Winchester     597,878(3)               10.9%
258 Broadway, # 6A
New York, N.Y. 10007

Richard S. Kalin         475,999(4)                8.6%
P.O. Box 462
Bridgehampton, N.Y. 11932

All officers and                                  24.4%
  directors as a
  group (two persons)  1,340,340(2)(3)



(1)  All shares owned directly unless otherwise noted.

(2) Mr. Smith's shares are owned by the Jay and Susan Smith Trust. Includes an option to purchase 10,000 shares of Common Stock at an exercise price of $.625 per share. Does not include an option to purchase 22,500 shares of Common Stock at an exercise price of $.625 per share.

(3) Includes 166,732 shares of Common Stock owned by Mr. Simon Winchester, Ms. Winchester's husband, as to which she disclaims beneficial ownership. Includes an option to purchase 10,000 shares of Common Stock at an exercise price of $.625 per share.

(4) Includes 84,199 shares of Common Stock owned by Ms. Noelle Makenzie, Mr. Kalin's wife, and 25,836 shares of Common Stock owned by Mr. Kalin's minor child, as to all of which he disclaims beneficial ownership. Includes options to purchase 25,000 and 20,000 shares of Common Stock at exercise prices of $.625 and $5.00 per share, respectively. Does not include an option to purchase 20,000 shares of Common Stock at an exercise price of $5.00 per share.

CERTAIN TRANSACTIONS

     In January 1997, a license agreement was entered into between Western and Mr. Smith (the "License Agreement") in which Mr. Smith granted to Western the exclusive right to use and market patents and license agreements owned by Mr. Smith. The License Agreement provides that 75% of the revenues from such patents and licenses will be retained by Western and 25% will be retained by Mr. Smith until Mr. Smith receives an aggregate revenue from such patents and licenses of $2,000,000, at which time no further revenue will inure to Mr. Smith. During Fiscal 1997, Mr. Smith earned $ 42,159 pursuant to the License Agreement.


                     2.  APPROVAL TO CHANGE COMPANY'S
                    NAME TO ADRENALIN INTERACTIVE, INC.

     THE BOARD OF DIRECTORS IS RECOMMENDING APPROVAL TO CHANGE
THE COMPANY'S NAME TO "ADRENALIN INTERACTIVE, INC."

     On June 3, 1997, the Board of Directors of the Company approved a resolution authorizing the Company to change its name to "Adrenalin Interactive, Inc."

     The reason the Company desires to amend its name is to better reflect its new image as a developer and licensor of video games, interactive multimedia software, entertainment titles on CD-ROM and interactive television programming. The general effect of such amendment would be to broaden the image of the Company in the market place to reflect its broader base of products.

     Section 242 of the Delaware General Corporation Law requires this amendment to the Company's Certificate of Incorporation be approved by a majority of the Company's outstanding shares of stock entitled to vote at the Meeting.


                 3.   AMENDMENT TO INCREASE COMMON STOCK
                           TO 20,000,000 SHARES

     THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS A VOTE TO
AUTHORIZE AN AMENDMENT TO THE COMPANY'S CERTIFICATE OF
INCORPORATION INCREASING THE NUMBER OF AUTHORIZED SHARES OF
COMMON STOCK TO 20,000,000.

     On June 3, 1997, the Board of Directors approved and recommended that the shareholders of the Company approve an amendment to the Company's Certificate of Incorporation providing for the increase in the number of authorized shares of Common Stock which the Company shall have authority to issue, from 10,000,000 shares to 20,000,00 shares, all of which shall be Common Stock, par value $.001 per share.

     The Company is presently authorized to issue a maximum of 10,000,000 shares of Common Stock. As of October 20, 1997, 5,472,891 shares of Common Stock were issued. The Company has obligations to set aside approximately 3,430,624 shares of Common Stock for the exercise of outstanding warrants, options or other contractual commitments.

     The Company is proposing to amend Article Fourth of the Company's Certificate of Incorporation so that, as amended, Article Fourth shall read as follows:

          "The maximum number of shares which the
          corporation shall have authority to issue is Twenty Million One Hundred Thousand
          (20,100,000), of which Twenty Million
          (20,000,000) shares shall be Common Stock having a par value of $.001 per share
          ("Common Stock") and One Hundred Thousand
          (100,000) shares shall be preferred stock, having a par value of $.01 per share."

     In order for the shareholders of the Company to authorize adoption of the aforementioned amendment, a majority of the shares of outstanding Common Stock must vote in favor of this proposal.

     The Company believes that the increase in the authorized number of shares of Common Stock to 20,000,000 will allow the Company (i) to honor its contractual commitments to issue shares as mentioned above, and (ii) grant it greater flexibility in the future if it is presented with an opportunity to raise additional capital.

     The Company currently is conducting a private placement offering whereby a minimum of 5 Units and a maximum of 10 Units, each Unit consisting of 100,000 shares of Common Stock of the Company and 25,000 Warrants to purchase one share of Common Stock of the Company for $.25 per share, at a price of $50,000 per Unit, is being offered under Section 4(2) of the Securities Act of 1933, as amended, pursuant to Regulation D.

     The Company is also exploring other financial options. It is likely that it will be crucial to issue shares of Common Stock in connection with any of these other financing arrangements the Company may enter into to fund the Company's operations.

     Other than upon exercise of presently outstanding options, warrants or the private offering referred to above, the Company has no present plans, and is not engaged in negotiations, to issue any additional shares of Common Stock or Preferred Stock. If shares of Common Stock or Preferred Stock are issued in the future, the Company is not required and presently does not intend to solicit the shareholders of the Company for authorization. In the event any of these shares are issued, the general effect thereof upon the rights of existing holders of Common Stock would be to decrease the earnings and book value per share of Common Stock, unless the Company's earnings and book value increased sufficiently to offset the effect of these additional outstanding shares of Common Stock or Preferred Stock.


                             4.  OTHER MATTERS

     The Board of Directors has no knowledge of any other matters which may come before the Meeting and does not intend to present any other matters. However, if any other matters shall properly come before the Meeting or any adjournment thereof, the persons named as proxies will have discretionary authority to vote the shares of Common Stock represented by the accompanying proxy in accordance with their best judgment.


INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

     The Board of Directors has selected Drucker Math & Whitman, independent certified public accountants, auditors of its financial statements for its fiscal year ended June 30, 1997, as the auditors of the financial statements of the Company for its current fiscal year ending June 30, 1998. A member of such firm is expected to be at the Meeting and will be given the opportunity to make a statement and to answer questions any shareholders may have.


SHAREHOLDERS' PROPOSALS

     Any shareholder of the Company who wishes to present a proposal to be considered at the next annual meeting of shareholders of the Company and who wishes to have such proposal presented in the Company's Proxy Statement for such meeting must deliver such proposal in writing to the Company at 5301 Beethoven Street, Los Angeles, California 90066 on or before August 20, 1998.

                               By Order of the Board of Directors


                               Jay Smith III,
                               CEO, CFO &
                               Secretary

Dated:  December 1, 1997

cdkidz\Pxy.97